UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 28, 2013

E-WASTE SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-165863	26-4018362
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 First Street #493, Los Altos, CA 94022 (Address of principal executive offices including zip code)

Registrant’s telephone number, including area code:  650-283-2907

______________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 – OTHER

Item 8.01 Other Information

On January 28, 2013 the Board of Directors ratified a Teaming Agreement with Cinco Electronics, Inc. (“CER”) of Austin TX .  This agreement is in accordance with and in support of the Company’s expansion strategy as listed in the Company’s 2013 Business Plan. This agreement gives both companies the ability to extend its service to geographical locations they don’t presently operate in.  As a result of this agreement, the Company intends to represent and offer CER services through the Company’s growing affiliate network and share in the net proceeds realized.  Under the agreement, all revenue and associated costs of the Company's customers shall be consolidated into the Company's financial statements on a monthly basis.  Under the agreement, EWSI shall be the sole commercial brand under this agreement for its customers while Cinco will be for CER’s customers.

Both parties agree to use highest standards for the e-Waste industry including zero landfill, and prohibition of illegal exportation of hazardous material.

Cinco Electronics, Inc. is a certified electronics recycler with R2, ISO 9001, ISO14001, and OHSAS 18001 qualifications and operates from locations in Austin, Texas, Ontario, California and Grove City, Ohio.  According to CER, “Since 2000, CER has been an industry leader in the recycling of end-of-life electronic equipment. We serve end users; small, mid-size and Fortune 500 companies; government agencies and educational institutions. Our recycling services comply with EPA standards and follow all environmental laws.  CER has a strong asset tracking system and offers video verification on our data security solution. Certificates of destruction are issued at the completion of every service.”

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 – Financial Statements and Exhibits

None

EXHIBITS	DESCRIPTION

20.1	2013 Business Plan Summary (included by reference to the Company’s 8K filing of January 9, 2013)

99.1	EWSI Cinco Teaming Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E-Waste Systems, Inc.

/s/   Martin Nielson
By:  Martin Nielson
Its:  Chief Executive Officer and Director

Date:    January 29, 2013